UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        Viatel Holding (Bermuda) Limited
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   G93447103

                                 (CUSIP Number)

                               December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

        [ ]  Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 13 Pages

CUSIP No. G93447103                   13G/A                  Page 2 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
             ** IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 3 of 13 Pages





     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 4 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 5 of 13 Pages



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 6 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 7 of 13 Pages



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 8 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 9 of 13 Pages



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                 Page 10 of 13 Pages




     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
677,871

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             677,871
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.32%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 11 of 13 Pages


         This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on November 8, 2004(the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share(the "Common Stock") of Viatel Holding (Bermuda) Limited, a Bermuda company (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates item 4 in its entirety as set forth below.

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

              As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of (i) 526,753 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 93,134 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund") and (iii) 57,984 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

              Note: The Fund is an index fund which invests in various securities. SPhinX is managed by Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital"). Ramius Capital is the investment advisor of SPhinX and Carpathia and has the power to direct some of the affairs of SPhinX and Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia, SPhinX and Ramius Securities, and the filing of this Amendment shall not be construed as an admission that any such person is the beneficial owner of any such securities.

         (b)  Percent of class:


         Approximately 6.32% as of December 31, 2004. (Based on the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, there were 10,730,000 shares of Common Stock issued and outstanding as of December 31, 2003.)

         (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

CUSIP No. G93447103                   13G/A                  Page 12 of 13 Pages


               677,871 shares of Common Stock.

         (iii) Sole power to dispose or to direct the disposition of

               0

         (iv)  Shared power to dispose or to direct the disposition of

               677,871 shares of Common Stock.

CUSIP No. G93447103                   13G/A                  Page 13 of 13 Pages




                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 11, 2005




RAMIUS CAPITAL GROUP, LLC               RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Investment Advisor

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    ------------------------------          as Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member              By: /s/ Jeffrey M. Solomon
                                            ------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member

SPhinX Distressed (RCG Carpathia),      RAMIUS SECURITIES,
Segregated Portfolio  L.L.C.

By: Ramius Capital Group, LLC,          By: Ramius Capital Group, LLC,
    its Portfolio Manager                   its Managing Member

By: C4S & Co., L.L.C.,                  By: C4S & Co., L.L.C.,
    its Managing Member                     its Managing Member

By: /s/ Jeffrey M. Solomon              By: /s/ Jeffrey M. Solomon
    ------------------------------          ------------------------------
    Name:  Jeffrey M. Solomon               Name:  Jeffrey M. Solomon
    Title: Managing Member                  Title: Managing Member

C4S & CO., L.L.C.                       PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    ------------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member              /s/ Peter A. Cohen
                                        ----------------------------------

MORGAN B. STARK                         THOMAS W. STRAUSS



/s/ Morgan B. Stark                     /s/ Thomas W. Strauss
----------------------------------      ----------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
----------------------------------